FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2015 RESULTS

CRANBURY, New Jersey – (February 22, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the fourth quarter and full year 2015.

Corporate Highlights:

•	Dr. Kim Ann Mink joins the company as Chief Executive Officer and appointed to the Board of Directors.

•
Peter T. Thomas, Chairman, President and Chief Executive Officer of Ferro Corporation, and Robert J. Zatta, Former Acting Chief Executive Officer and long-time Chief Financial Officer of Rockwood Holdings, Inc., appointed to the Company's Board of Directors.

•	Restructuring efforts in line with $1.6 million sequential savings realized in the fourth quarter 2015, on track for $2.4 million of savings against the baseline to materialize at the start of 2016.

•	Cash repatriation program implemented during the quarter optimizing foreign tax credits and enabling $266 million in future cash returns to the United States.

•	Repaid $73 million of gross debt during the fourth quarter reducing annualized interest expense by $2 million.

•	Board maintains commitment to quarterly dividend of $0.48 per share of common stock.

Kim Ann Mink, Ph.D., Chief Executive Officer, commented, “In 2015 our business was challenged by continued weak demand, competitive pricing pressures and a strong US dollar. Realizing that these headwinds are expected to persist in 2016, we are taking critical steps to minimize the impact on our business and become more flexible and agile as market conditions change. We are focusing on making meaningful changes to drive operational excellence, commercial excellence and strategic growth - three critical areas of focus that will ensure that the business operates at its full potential and continues creating value for our shareholders.”
Dr. Mink continued, “I believe in the Company’s future and what we can achieve by channeling our intellectual capital and resources in the right areas and maximizing the value of our business. I firmly believe that Innophos has a leading position in many product markets, serves top-tier customers and has created a track record of generating solid cash flow in any economic environment. We have already started to make improvements and I am excited to lead the team that will build on this foundation going forward.”

Fourth Quarter Results

•
Net sales for the fourth quarter 2015 of $171 million were down 12% compared to the fourth quarter 2014. Specialty Phosphates sales declined 7% year-over-year due to 5% lower selling prices and 2% lower volumes.

•
US/Canada Specialty Phosphates sales of $128 million were down 8% compared to the prior year quarter on 5% lower selling prices, almost entirely due to unfavorable customer mix, and 3% lower volumes due to weak market demand.

•	Mexico Specialty Phosphates sales of $38 million decreased 2% compared to the year ago period on 1% higher volumes but 3% lower prices.

•	GTSP & Other sales of $5 million were down 68% versus the prior year quarter primarily due to lower volumes caused by very weak fertilizer market demand.

•	Diluted EPS for the fourth quarter 2015 was a loss of $0.24 which included the following charges:

•	$0.41 management transition expenses, approximately half of which was accelerated non-cash stock compensation;

•	$0.12 increased Specialty Phosphates obsolescence and net realizable value inventory reserves due to deteriorating market conditions; and

•	$0.07 for a supplier revision of 2014 costs.

Excluding these charges and $0.04 of translation income for the quarter, diluted EPS would have been $0.32 compared to $0.65 for the fourth quarter 2014 when adjusting that quarter for $0.13 of translation expense and exchange effects in taxes.

•
Gross debt was reduced by $73 million during the quarter primarily due to advanced payments from foreign entities in conjunction with the implementation of a cash repatriation program optimizing foreign tax credits and enabling $266 million of future cash returns to the United States.

Full Year Results

•	Net sales for 2015 of $789 million were down 6% compared to 2014. Specialty Phosphates sales declined 4% year-over-year due to 3% lower selling prices and 1% lower volumes.

•
US/Canada Specialty Phosphates sales of $569 million were down 4% compared to the prior year on 3% lower selling prices, due to increased pressures from European competitors on the strength of the US dollar, and 1% lower volumes.

•	Mexico Specialty Phosphates sales of $164 million decreased 2% compared to 2014 on lower selling prices as a result of increased pressures from Chinese competitors.

•	GTSP & Other sales of $56 million were down 27% versus the prior year due to lower volumes.

•	Diluted EPS for 2015 was $1.29 which included the following charges:

•	$0.39 management transition expenses;

•	$0.28 restructuring charges;

•	$0.13 translation expense;

•	$0.11 increased Specialty Phosphates inventory reserves; and

•	$0.07 for a supplier revision of 2014 costs.

Excluding these charges, diluted EPS would have been $2.27 compared to $3.11 for 2014 when adjusting that year for $0.20 of translation expense and exchange effects in taxes.

•
During 2015, the Company repurchased through its enhanced buyback program 11% of its outstanding shares for $125 million. The Company also paid $39 million in dividends, returning a total of $164 million to shareholders.

Segment Results – full year and fourth quarter 2015 versus 2014

Specialty Phosphates

For the quarter, Specialty Phosphates sales declined 7% year-over-year due to 5% lower selling prices, primarily from unfavorable customer mix, and 2% lower volumes due to weak demand.

Full year Specialty Phosphates sales were down 4% versus 2014 due to 3% lower selling prices, resulting from increased competitive pressures, and 1% lower volumes.

Fourth quarter 2015 operating income of $8 million was $15 million below the prior year period due to lower average selling prices, higher raw material costs and higher inventory reserves due to deteriorating market conditions. Operating income margin for the quarter was 5%, down 830 basis points compared to the same period in 2014.

Full year operating income of $71 million was $39 million below 2014, with lower selling prices accounting for more than half of the decline. The remainder of the variance is due to higher raw material costs, higher inventory reserves, increased cost of goods sold due to changes in fixed costs in inventory and lower volumes. Operating income margin was 10% for full year 2015, down 480 basis points from the 2014 level.
US/Canada
Fourth quarter 2015 sales were down 8% compared to the prior year quarter on 5% lower selling prices, almost entirely due to unfavorable customer mix, and 3% lower volumes amid very weak market demand, particularly for food, nutrition and asphalt markets.

Full year sales were down 4% compared to the prior year on 3% lower selling prices, due to increased pressures from European competitors on the strength of the U.S. Dollar, and 1% lower volumes.

For the quarter, operating income of $3 million was $13 million below fourth quarter 2014 on lower average pricing and higher costs for raw materials and inventory reserves. Operating income margin was 3% for the fourth quarter 2015, down 940 basis points compared to the prior year period, with 530 basis points due to lower average selling prices and the remaining 410 basis points due to the noted higher costs.

2015 operating income of $48 million was $33 million lower than 2014 due to lower selling prices which accounted for more than half of the year-over-year variance. The remainder of the year-over-year variance is due to higher raw materials costs, increased inventory reserves and increased cost of goods sold due to changes in fixed costs in inventory. Operating income margin was 9% for 2015, down 530 basis points compared to 2014.
Mexico
For the fourth quarter 2015, Mexico Specialty Phosphates sales decreased 2% versus the comparable 2014 quarter, with volumes up 1% but prices down 3% as competitive pressures continued.

Full year sales decreased 2% compared to 2014 on lower selling prices due to increased pressures from Chinese competitors.

Fourth quarter 2015 operating income of $5 million was $2 million below the comparable 2014 quarter, due to lower selling prices and unfavorable product mix within specialty ingredients. Margins at 13% were 500 basis points below the prior year quarter.

Operating income of $23 million for full year 2015 was down $6 million compared to 2014 primarily due to lower selling prices, higher raw material costs and higher planned maintenance outage expenses. 2015 operating income margin of 14% was 340 basis points below 2014.

GTSP & Other
For the fourth quarter, GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were $11 million below the comparable 2014 quarter on 61% lower volumes, and 7% lower selling prices, due to the weakest fertilizer market conditions in two years.

Full year 2015 GTSP & Other sales were down $21 million compared to 2014, with half of the variance occurring in the fourth quarter, on 26% lower volumes and 1% lower selling prices.

Excluding $12 million of management transition expenses recorded in “Other”, fourth quarter 2015 operating income was break-even for GTSP & Other despite a $1 million lower of cost or market reserve posted in the quarter due to deteriorating fertilizer market prices. Adjusted operating income margin of 2% was up 620 basis points compared to the fourth quarter 2014.

For full year 2015, excluding $20 million of restructuring and management transition charges recorded in “Other”, operating income was $1 million for GTSP & Other, up $5 million compared to 2014. Adjusted operating income margin of 1% was up 630 basis points compared to 2014.

Recent Trends and Outlook

Cost improvements from the restructuring program implemented in the third quarter 2015 were in line with expectations, with fourth quarter manufacturing and operating expenses $1.6 million lower sequentially. However, this benefit could not compensate for a significant decline in sales, plus fourth quarter cost variances (further described below in the fourth paragraph), which resulted in total Company operating income, excluding management transition expenses, to fall to $8 million, considerably below the $21 million (excluding restructuring charges) recorded in each of the first three quarters of 2015. Sales in the fourth quarter 2015 declined 12% from the comparable 2014 quarter due to lower average selling prices from unfavorable customer mix and very weak demand, particularly in the export, food, nutrition, asphalt and fertilizer markets.

Specialty Phosphates volumes decreased 2% in the fourth quarter 2015 compared to the prior year period. A 7% increase in PPA volumes, primarily due to previous year U.S. supply issues, was offset by an 8% volume decline in technical grade STPP and a 4% volume decline in Specialty Ingredients. Export sales were 18% lower than the fourth quarter 2014, primarily due to weak demand in Latin American markets.

Specialty Phosphates full year 2015 volumes declined 1% compared to 2014, with a 9% increase in PPA volumes offset by declines of 6% in technical grade STPP and 3% in Specialty Ingredients. Specialty Phosphates volumes are expected to decline by 1-2% for full year 2016 compared to 2015 primarily due to some detergent grade STPP reformulation that is expected to affect the Mexico Specialty Phosphates segment. Market demand in 2016 is expected to remain challenging in the United States and Canada home markets due to continued pressures on packaged foods.

Specialty Phosphates operating income margins were 5% for the fourth quarter 2015 and 10% for full year 2015, both short of the 11% margin expectation. This was due to low fourth quarter sales, driven primarily by lower average selling prices, and cost variances of $3 million for increased Specialty Phosphates obsolescence and net realizable value inventory reserves, due to deteriorating demand and selling price market conditions, and $2 million for a supplier revision of 2014 costs.

Selling price pressures are expected to continue through 2016 given the strength of the U.S. Dollar and the Chinese government continuing to encourage export activity by rolling over their low export tariff on solid fertilizers and eliminating their export tariff on phosphoric acid (equates to approximately 4% of current PPA market selling prices).

Full year 2016 Specialty Phosphates operating margins are expected to be in the 11-12% range as benefits from lower raw material costs and lower fixed costs from restructuring are expected to exceed the selling price and volume headwinds. The first quarter operating margin is expected to be the weakest quarter of 2016 because lower raw material purchase prices will not be realized in the P&L until the second quarter due to the inventory lag. Management expects a $4 million cost decrease on the one annual PPA supply contract that reset on January 1, 2016, essentially recouping two-thirds of the increase experienced in 2015 compared to 2014, and expects lower year-over-year costs on other key supply contracts due to lower market prices for rock and sulfur.

Fertilizer market demand was very weak in the fourth quarter 2015 and this trend has continued through February 2016. Reported fertilizer market prices have declined during this period as a result, with current prices 15-20% below end of third quarter 2015 levels. Market phosphate rock prices were stable sequentially in the fourth quarter 2015 but have declined approximately 12% in the first quarter 2016. Sulfur market prices decreased 20% sequentially in the fourth quarter 2015 and settled another 14% lower for the first quarter 2016 given the weak fertilizer market demand.

Excluding $12 million of management transition expenses recorded in “Other”, fourth quarter 2015 operating income was break-even for GTSP & Other, meeting expectations despite a $1 million lower of cost or market reserve posted in the quarter due to deteriorating fertilizer market prices. Given the current weak demand and pricing in fertilizer markets, the Company expects an operating loss between $1-2 million for the first quarter 2016.

Net debt decreased sequentially by $5 million in the fourth quarter 2015, to $195 million, and gross debt decreased by $73 million during the quarter primarily due to advanced payments from foreign entities in conjunction with the implementation of a cash repatriation program optimizing foreign tax credits and enabling $266 million of future cash returns to the United States.
Capital Expenditures
Capital expenditures were $10 million in the fourth quarter 2015 (approximately 80% maintenance, 20% growth) and $32 million for 2015 (approximately 75% maintenance, 25% growth). Management expects 2016 capital expenditures to approximate $40 million due to additional requirements to support the manufacturing portion of the restructuring program and continued investment in the capability of Coatzacoalcos.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
###
Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Tuesday, February 23, 2016 at 10:00 am ET and can be accessed by dialing 1-800-446-2782 (U.S.) or 1-847-413-3235 (international) and entering passcode 41861225. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on February 23 and 11:00 pm ET on March 8, 2016. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4186 1225#.
Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended December 31,
	2015	2014

Net sales	$170,632	$194,488
Cost of goods sold	145,945	152,492
Gross profit	24,687	41,996
Operating expenses:
Selling, general and administrative	27,278	17,945
Research & development expenses	1,072	1,385
Total operating expenses	28,350	19,330
Operating income	(3,663)	22,666
Interest expense, net	3,095	1,432
Foreign exchange loss (gain)	(1,179)	3,322
Income before income taxes	(5,579)	17,912
Provision for income taxes	(946)	6,584
Net income	($4,633)	$11,328

Diluted Earnings Per Participating Share	($0.24)	$0.52
Diluted weighted average participating shares outstanding	19,242,777	21,875,926
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Segment Reporting – Fourth Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended December 31,		Net Sales
	2015	2014	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$127,216	$138,949	(8.4)%
Specialty Phosphates Mexico	38,079	38,974	(2.3)%
Total Specialty Phosphates	165,295	177,923	(7.1)%
GTSP & Other	5,337	16,565	(67.8)%
Total	$170,632	$194,488	(12.3)%

Segment Operating Income
Specialty Phosphates US & Canada	$3,269	$16,612
Specialty Phosphates Mexico	4,765	6,802
Total Specialty Phosphates	8,034	23,414
GTSP & Other (a)	(11,697)	(748)
Total	($3,663)	$22,666

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	2.6%	12.0%
Specialty Phosphates Mexico	12.5%	17.5%
Total Specialty Phosphates	4.9%	13.2%
GTSP & Other (a)	(219.2)%	(4.5)%
Total	(2.1)%	11.7%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,094	$6,172
Specialty Phosphates Mexico	2,628	2,214
Total Specialty Phosphates	8,722	8,386
GTSP & Other	132	432
Total	$8,854	$8,818

(a) The three months ended December 31, 2015 includes an $11.8 million charge to earnings for management transition expenses.

Price / Volume – Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended December 31, 2015 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(5.3)%	(3.1)%	(8.4)%
Specialty Phosphates Mexico	(2.8)%	0.5%	(2.3)%
Total Specialty Phosphates	(4.7)%	(2.4)%	(7.1)%
GTSP & Other	(7.4)%	(60.4)%	(67.8)%
Total	(5.0)%	(7.3)%	(12.3)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(5.6)%	(4.0)%	(9.6)%
Food & Technical Grade PPA	(3.6)%	6.7%	3.1%
STPP & Detergent Grade PPA	(0.6)%	(7.9)%	(8.5)%

Summary Profit & Loss Statement – Full Year

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Year Ended December 31,
	2015	2014

Net sales	$789,147	$839,186
Cost of goods sold	645,818	651,722
Gross profit	143,329	187,464
Operating expenses:
Selling, general and administrative	87,304	76,020
Research & development expenses	4,502	4,649
Total operating expenses	91,806	80,669
Operating income	51,523	106,795
Interest expense, net	7,518	4,354
Foreign exchange loss (gain)	3,882	5,085
Income before income taxes	40,123	97,356
Provision for income taxes	13,777	32,895
Net income	$26,346	$64,461

Diluted Earnings Per Participating Share	$1.29	$2.91
Diluted weighted average participating shares outstanding	20,323,385	22,121,903
Dividends paid per share of common stock	$1.92	$1.76
Dividends declared per share of common stock	$1.92	$1.76

Segment Reporting – Full Year
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Year Ended December 31,		Net Sales
	2015	2014	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$568,332	$594,446	(4.4)%
Specialty Phosphates Mexico	164,489	167,423	(1.8)%
Total Specialty Phosphates	732,821	761,869	(3.8)%
GTSP & Other	56,326	77,317	(27.1)%
Total	$789,147	$839,186	(6.0)%

Segment Operating Income
Specialty Phosphates US & Canada	$48,292	$81,762
Specialty Phosphates Mexico	22,910	28,887
Total Specialty Phosphates	71,202	110,649
GTSP & Other (a)	(19,679)	(3,854)
Total	$51,523	$106,795

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	8.5%	13.8%
Specialty Phosphates Mexico	13.9%	17.3%
Total Specialty Phosphates	9.7%	14.5%
GTSP & Other (a)	(34.9)%	(5.0)%
Total	6.5%	12.7%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$26,442	$24,264
Specialty Phosphates Mexico	9,558	9,416
Total Specialty Phosphates	36,000	33,680
GTSP & Other	2,535	1,781
Total	$38,535	$35,461

(a) The year ended December 31, 2015 includes an $11.8 million charge to earnings for management transition expenses and an $8.6 million charge to earnings for restructuring reserves.

Price / Volume – Full Year
The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the year ended December 31, 2015 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(2.9)%	(1.5)%	(4.4)%
Specialty Phosphates Mexico	(2.4)%	0.6%	(1.8)%
Total Specialty Phosphates	(2.8)%	(1.0)%	(3.8)%
GTSP & Other	(0.6)%	(26.5)%	(27.1)%
Total	(2.6)%	(3.4)%	(6.0)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(2.9)%	(3.0)%	(5.9)%
Food & Technical Grade PPA	(3.2)%	9.3%	6.1%
STPP & Detergent Grade PPA	(0.7)%	(6.3)%	(7.0)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31,
	2015	2014
Cash flows provided from operating activities
Net income	$26,346	$64,461
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	38,535	35,461
Amortization of deferred financing charges	615	526
Deferred income tax (benefit) provision	(36,637)	2,846
Share-based compensation	6,618	3,280
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	10,784	(2,087)
Decrease (increase) in inventories	12,071	(3,054)
Decrease in other current assets	23,264	11,761
(Decrease) increase in accounts payable	(16,436)	14,195
Increase in other current liabilities	27,932	213
Changes in other long-term assets and liabilities	5,834	(821)
Net cash provided from operating activities	98,926	126,781
Cash flows used for investing activities:
Capital expenditures	(31,699)	(27,955)
Acquisition of intangible assets	—	(1,443)
Net cash used for investing activities	(31,699)	(29,398)
Cash flows used for financing activities:
Proceeds from exercise of stock options	246	160
Long-term debt borrowings	159,000	9,000
Long-term debt repayments	(82,003)	(36,004)
Deferred financing costs	(277)	(191)
Excess tax benefits from exercise of stock options	975	1,071
Common stock repurchases and restricted stock forfeitures	(125,401)	(29,684)
Dividends paid	(38,558)	(38,394)
Net cash used for financing activities	(86,018)	(94,042)
Effect of foreign exchange rate changes on cash and cash equivalents	489	111
Net change in cash	(18,302)	3,452
Cash and cash equivalents at beginning of period	36,207	32,755
Cash and cash equivalents at end of period	$17,905	$36,207

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,905	$36,207
Accounts receivable, net	79,743	90,551
Inventories	172,667	184,621
Other current assets	23,514	60,135
Total current assets	293,829	371,514
Property, plant and equipment, net	199,494	198,988
Goodwill	84,373	84,373
Intangibles and other assets, net	91,857	73,536
Total assets	$669,553	$728,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,002	$4,003
Accounts payable, trade and other	36,898	53,137
Other current liabilities	63,204	34,806
Total current liabilities	104,104	91,946
Long-term debt	209,000	132,002
Other long-term liabilities	23,189	41,456
Total stockholders’ equity	333,260	463,007
Total liabilities and stockholders’ equity	$669,553	$728,411

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.